APC GROUP, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 1st day of March, 2009 ( the “Effective Date”), between APC Group, Inc., a Nevada corporation (the “Company"), and Kenneth S. Forster (“Executive”, collectively with the Company sometimes referred to as the “Parties” and each individually sometimes referred to as a “Party”). Unless otherwise indicated, all references to Sections are to Sections in this Agreement.

W I T N E S S E T H:

WHEREAS, the Company desires to obtain the services of Executive, and Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of the date hereof as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, as President and Chief Executive Officer (“Employment”) for a period of nine (9) months (the “Term”) beginning on the Effective Date and ending on November 30, 2009.  This Agreement is automatically renewable for successive terms of twelve (12) months.  Executive or the Company shall provide the other with written notice of non-renewal at least thirty (30) days, but not more than sixty (60) days, before the end of the period of Employment.

2. Scope of Employment.

(a)           During the Employment, Executive will serve as President and Chief Executive Officer of the Company. In that connection, Executive will (i) devote his full-time, attention, and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his employment hereunder; (ii) use his best efforts to promote the interests and goodwill of the Company; and (iii) perform such other duties as the Board of Directors of the Company, or its authorized representative, may from time-to-time require, consistent with the general level and type of duties and responsibilities customarily associated with such position.

(b)           Section 2(a) shall not be construed as preventing Executive from (i) serving on corporate, civic or charitable boards or committees, or (ii) making investments in other businesses or enterprises; provided that in no event shall any such service, business activity or investment require the provision of substantial services by Executive to the operations or the affairs of such businesses or enterprises such that the provision thereof would interfere in any respect with the performance of Executive's duties hereunder; and subject to Section 6.

3. Compensation and Benefits During Employment. During the Employment, the Company shall provide compensation to Executive as follows.

(a)           Executive shall receive a base salary at the annualized rate of one hundred twenty thousand dollars ($1200,000) or ten thousand dollars ($10,000) a month.  Such salary shall be paid periodically in accordance with normal Company payroll practices.  The Company shall be responsible for the withholding of all taxes to the Internal Revenue Service as well as any and all other taxes payable in the United States including taxes payable to any state or local jurisdiction.  The Company shall review the base salary at least annually, and, if appropriate, increase it. The annual salary of $120,000, together with any increases thereto, shall be referred to herein as the “Base Salary.”

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(b)           Executive shall receive **** shares of the Company’s common stock (“Stock Compensation”) registered on Form S-8 and bearing a legend regarding the Consultant’s status as an affiliate within the meaning of Rule 144 (“S-8 Shares”), which shall accrue monthly in equal amounts of **** S-8 Shares per month and are payable quarterly.

(c)           The Consultant shall receive $20,000 as a signing bonus.

(d)           Executive will be entitled to participate in any health insurance or other employee benefit plan which the Company may adopt in the future.

(e)           The Company will pay or reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder in accordance with the Company’s established policies.

(f)           Executive will be entitled to participate in any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board of Directors.

(g)           Executive will be entitled to participate in any stock option plan of the Company which may be approved in the future by the Board of Directors.

(h)           In the event that the Company obtains director or officer insurance covering any person during the Term of this Agreement, the Company will also take reasonable measures to obtain such insurance covering Executive.

4. Confidential Information.

(a)           Executive acknowledges that the law provides the Company with protection for its trade secrets and confidential information.  Executive will not disclose, directly or indirectly, any of the Company’s confidential business information or confidential technical information to anyone without authorization from the Company’s management.  Executive will not use any of the Company’s confidential business information or confidential technical information in any way, either during or after the Employment with the Company, except as required in the course of the Employment.

(b)           Executive will strictly adhere to any obligations that may be owed to former employers insofar as Executive’s use or disclosure of their confidential information is concerned.

(c)           Information will not be deemed part of the confidential information restricted by this Section 4 if Executive can show that:   (i) the information was in Executive’s possession or within Executive’s knowledge before the Company disclosed it to Executive; (ii) the information was or became generally known to those who could take economic advantage of it;  (iii) Executive obtained the information from a party having the right to disclose it to Executive without violation of any obligation to the Company, or (iv) Executive is required to disclose the information pursuant to legal process (e.g., a subpoena), provided that Executive notifies the Company immediately upon receiving or becoming aware of the legal process in question. No combination of information will be deemed to be within any of the four exceptions in the previous sentence, however, whether or not the component parts of the combination are within one or more exceptions, unless the combination itself and its economic value and principles of operation are themselves within such an exception or exceptions.

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(d)           All originals and all copies of any drawings, blueprints, manuals, reports, computer programs or data, notebooks, notes, photographs, and all other recorded, written, or printed matter relating to research, manufacturing operations, or business of the Company made or received by Executive during the Employment are the property of the Company.  Upon Termination of the Employment, whether or not with Cause, Executive will immediately deliver to the Company all property of the Company which may still be in Executive’s possession.  Executive will not remove or assist in removing such property from the Company’s premises under any circumstances, either during the Employment or after Termination thereof, except as authorized by the Company’s management.

(e)           For a period of one year after the date of Termination of the Employment, Executive will not, either directly or indirectly, hire or employ or offer or participate in offering employment to any person who at the time of such Termination or at any time during such one year period following the time of such Termination was an employee of the Company without the prior written consent of the Company.

5.  Ownership of Intellectual Property.

(a)           The Company will be the sole owner of any and all of Executive’s Inventions that are related to the Company’s business, as defined in more detail below.

(b)           For purposes of this Agreement, “Inventions” means all inventions, discoveries, and improvements (including, without limitation, any information relating to manufacturing techniques, processes, formulas, developments or experimental work, work in progress, or business trade secrets), along with any and all other work product relating thereto.

(c)           An Invention is “related to the Company’s business” (“Company-Related Invention”) if it is made, conceived, or reduced to practice by Executive (in whole or in part, either alone or jointly with others, whether or not during regular working hours), whether or not potentially patentable or copyrightable in the U.S. or elsewhere, and it either: (i) involves equipment, supplies, facilities, or trade secret information of the Company; (ii) involves the time for which Executive was or is to be compensated by the Company; (iii) relates to the business of the Company or to its actual or demonstrably anticipated research and development; or (iv) results, in whole or in part, from work performed by Executive for the Company.

(d)           Executive will promptly disclose to the Company, or its nominee(s), without additional compensation, all Company-Related Inventions.

(e)           Executive will assist the Company, at the Company’s expense, in protecting any intellectual property rights that may be available anywhere in the world for such Company-Related Inventions, including signing U.S. or foreign patent applications, oaths or declarations relating to such patent applications, and similar documents.

(f)           To the extent that any Company-Related Invention is eligible under applicable law to be deemed a “work made for hire,” or otherwise to be owned automatically by the Company, it will be deemed as such, without additional compensation to Executive.   In some jurisdictions, Executive may have a right, title, or interest (“Right,” including without limitation all right, title, and interest arising under patent law, copyright law, trade-secret law, or otherwise, anywhere in the world, including the right to sue for present or past infringement) in certain Company-Related Inventions that cannot be automatically owned by the Company.  In that case, if applicable law permits Executive to assign Executive’s Right(s) in future Company-Related Inventions at this time, then Executive hereby assigns any and all such Right(s) to the Company, without additional compensation to Executive; if not, then Executive agrees to assign any and all such Right(s) in any such future Company-Related Inventions to the Company or its nominee(s) upon request, without additional compensation to Executive.

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6.  Non-competition.  As a condition to, and in consideration of, the Company’s entering into this Agreement, and giving Executive access to certain confidential and proprietary information, which Executive recognizes is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the provisions of this Section 6 as applied to Executive and other employees similarly situated to Executive, and for ten dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which Executive hereby acknowledges, Executive acknowledges and hereby agrees as follows:

(a)           that Executive is and will be engaged in the business of the Company;

(b)           that Executive has occupied a position of trust and confidence with the Company prior to the Effective Date, and that during such period and the period of Executive’s Employment under this Agreement, Executive has, and will, become familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Company;

(c)           that the obligations of this Agreement are directly related to the Employment and are necessary to protect the Company’s legitimate business interests; and that the Company’s need for the covenants set forth in this Agreement is based on the following:  (i) the substantial time, money and effort expended and to be expended by the Company in developing technical designs, computer program source codes, marketing plans and similar confidential information; (ii) the fact that Executive will be personally entrusted with the Company’s confidential and proprietary information; (iii) the fact that, after having access to the Company’s technology and other confidential information, Executive could become a competitor of the Company; and (iv) the highly competitive nature of the Company’s industry, including the premium that competitors of the Company place on acquiring proprietary and competitive information; and

(d)           that for a period commencing on the Effective Date and ending twelve (12) months following Termination as provided in Section 11, Executive will not, directly or indirectly, serve as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity that directly or indirectly engages or proposes to engage in (i) the same, or a substantially similar, type of business as that in which the Company engages; or (ii) the business of distribution or sale of (A) products and services distributed, sold or license by the Company at the time of Termination; or (B) products and services proposed at the time of Termination to be distributed, sold or licensed by the Company, anywhere in North America (the “Territory”); provided, however

(e)           that nothing contained herein shall be construed to prevent Executive from investing in the stock or securities of any competing corporation listed on any recognized national securities exchange or traded in the over the counter market in the United States, but only if (i) such investment is of a totally passive nature and does not involve Executive devoting time to the management or operations of such corporation and Executive is not otherwise involved in the business of such corporation; and if (ii) Executive and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the Effective Date), collectively, do not own, directly or indirectly, more than an aggregate of two percent (2%) of the outstanding stock or securities of such corporation.

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7. Legal Fees and Expenses.  In the event of a lawsuit, arbitration, or other dispute-resolution proceeding between the Company and Executive arising out of or relating to this Agreement, the prevailing party, in the proceeding as a whole and/or in any interim or ancillary proceedings (e.g., opposed motions, including without limitation motions for preliminary or temporary injunctive relief) will be entitled to recover its reasonable attorneys’ fees and expenses unless the court or other forum determines that such a recovery would not serve the interests of justice.

8.  Successors.

(a)           This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns; (ii) Executive and heirs, nominees, legal representatives and/or assigns, except that Executive’s duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part.

(b)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, Acquisition or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.  Arbitration.

(a)           Except as set forth in paragraph (b) of this Section 9 or to the extent prohibited by applicable law, any dispute, controversy or claim arising out of or relating to this Agreement will be submitted to binding arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of the demand for arbitration.  The arbitration shall take place before a single arbitrator, who will preferably but not necessarily be a lawyer but who shall have at least five years’ experience in working in or with entities engaged in the business of the Company.  Unless otherwise agreed by the parties, the arbitration shall take place in Fairbanks County, Alaska.  The arbitrator shall apply Alaska law to the merits of any dispute or claim, without reference to rules of conflict of law.  Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Alaska for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.  The arbitrator is hereby directed to take all reasonable measures not inconsistent with the interests of justice to expedite, and minimize the cost of, the arbitration proceedings.

(b)           To protect inventions, trade secrets, or other confidential information of Section 4, and/or to enforce the non-competition provisions of Section 6, the Company may seek temporary, preliminary, and/or permanent injunctive relief in a court of competent jurisdiction, in each case, without waiving its right to arbitration.

(c)           At the request of either party, the arbitrator may take any interim measures he/she deems necessary with respect to the subject matter of the dispute, including measures for the preservation of confidentiality set forth in this Agreement.

(d)           Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

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(e)           EXECUTIVE HAS READ AND UNDERSTANDS THESE PROVISIONS, WHICH DISCUSS ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION TO THE EXTENT PERMITTED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT; AND

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

10. Indemnification.  The Company shall to the full extent permitted by law or as set forth in the  articles of incorporation, and any future amendments, and the bylaws of the Company, indemnify, defend and hold harmless Executive from and against any and all claims, demands, liabilities, damages, losses and expenses (including attorney's fees, court costs and disbursements) arising out of the performance of duties hereunder except in the case of Executive’s gross negligence or willful misconduct.

11. Termination.  This Agreement and the employment relationship created hereby will terminate (i) upon the disability or death of Executive under Section 11 (a) or 11(b); (ii) with cause under Section 11 (c); (iii) for good reason under Section 11 (d); or (iv) without cause under Section 11(e).

(a)
Disability.  The Company shall have the right to terminate the employment of Executive under this Agreement for disability in the event Executive suffers an injury, illness, or incapacity of such character as to substantially disable his from performing his duties without reasonable accommodation by Executive hereunder for a period of more than thirty (30) consecutive days upon the Company giving at least thirty (30) days written notice of Termination.

(b)	Death. This Agreement will terminate on the Death of the Executive.

(c)
With Cause.  Company may terminate this Agreement at any time because of, (i) an act of material dishonesty made by Executive in connection with Executive’s responsibilities as an employee; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude, dishonesty or theft or fraud; or (iii) Executive’s gross misconduct.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and thus shall not be deemed grounds for Termination With Cause.

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(d)	Good Reason. The Executive may terminate his employment for “Good Reason” by giving the Company ten (10) days written notice if:

(i)
Executive is assigned, without Executive’s express written consent, any duties materially inconsistent with his positions, duties, responsibilities, or status with Company as of the date hereof, or there is a material reduction of Executive’s position, duties, responsibilities or status as in effect as of the date hereof;

(ii)	There is a significant reduction in Executive’s Base Salary or bonuses as in effect immediately prior to such reduction; or

(iii)
Company does not pay any material amount of compensation due hereunder and then fails either to pay such amount within the ten (10) day notice period required for Termination hereunder or to contest in good faith such notice.  Further, if such contest is not resolved within thirty (30) days, the Company shall submit such dispute to arbitration under Section 9.

(e)	Without Cause. The Company may terminate this Agreement without cause.

12.  Obligations of Company Upon Termination.

(a)           In the event of the termination of Executive’s employment pursuant to Section 11 (a), (b) or (c), Executive will be entitled only to the compensation earned by him hereunder as of the date of such termination.

(b)           In the event of the termination of Executive’s employment pursuant to Section 11 (d) or (e), Executive will be entitled to receive as severance pay, an amount equal to $10,000 or $20,000 if such termination occurs on or before November 30, 2009 and 2010, respectively, or $30,000 if such termination occurs after November 30, 2010 in addition to all payments of salary earned through the date of termination in one lump sum.

13.  Other Provisions.

(a)           All notices and statements with respect to this Agreement must be in writing.  Notices to the Company shall be delivered to the Chairman of the Board or any other executive of the Company.  Notices to Executive may be delivered to Executive in person or sent to Executive’s then-current mailing address as indicated in the Company’s records.

(b)           This Agreement sets forth the entire agreement of the parties concerning the subjects covered herein; there are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.

(c)           Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

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(d)           If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

(e)           This Agreement will be governed and interpreted under the laws of the United States of America and the laws, but not the choice of law rules, of the State of Alaska as applied to contracts made and carried out in Alaska by residents of Alaska.

(f)           No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

(g)           Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

(h)           This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

(i)           Executive acknowledges that Executive has had the opportunity to discuss this Agreement with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, is knowingly and voluntarily entering into this Agreement, agrees to be bound by this Agreement and has received a duplicate original of this Agreement for Executive’s records.

IN WITNESS WHEREOF the undersigned have duly executed this Agreement as of the date first set out on the first page of this Agreement.

APC GROUP, INC.	EXECUTIVE:

/s/ Kenneth S. Forster	/s/ Kenneth S. Forster
Kenneth S. Forster	Kenneth S. Forster
Secretary

DIRECTORS	EXECUTIVE:

/s/ Matthew Meyer	/s/ Kenneth S. Forster
Matthew Meyer	Kenneth S. Forster

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